UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2005

Intra-Asia Entertainment Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-75297	87-0616524
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer I.D. No.)

1111 Corporate Center Road, Suite 203B Monterey Park, CA 91754
(Address of principal executive offices)

(323) 261-0078
(Registrant's telephone number, including area code)

Not Applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

          Through its subsidiary, the Registrant owns an 85% interest in and manages the Weifang Fuhua Amusement Park in China's eastern Shandong Province. The Park will hold the grand opening of its Water Palace on February 6, 2005--two days before the Chinese New Year. Approximately $21 million (US) was invested in the construction of the Water Palace and it is believed to be the largest indoor water attraction ever built in China. The Water Palace covers over 270,000 square feet and consists of a variety of attractions and service facilities including a gym, a massage center, restaurants, a lounge, an entertainment center and a shopping mall.

          The Water Palace resembles a large indoor beach and is divided into 4 sections: a wave pool, a playground for children, a water activities area and a resort area. The Water Palace will be open year-round and will be fully climate-controlled, with an air temperature of approximately 87 degrees F and a water temperature of approximately 82 degrees F.

The Water Palace replaces a smaller water park that operated only four months per year and is expected to increase Fuhua Amusement Park's total attendance and revenue compared with prior years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intra-Asia Entertainment Corporation

DATED: February 1, 2005	/S/ JOSEPH VISCONTI
Joseph Visconti, Chief Executive Officer